SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549


                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 2, 2001



               FREEPORT-McMoRan COPPER & GOLD INC.


    Delaware                 1-9916                 74-2480931

 (State or other          (Commission             (IRS Employer
 jurisdiction of           File Number)            Identification
 incorporation or                                  Number)
 organization)


                       1615 Poydras Street
                  New Orleans, Louisiana  70112

 Registrant's telephone number, including area code:  (504) 582-4000

Item 5.  Other Events and Regulation FD Disclosure.

      On  August  2, 2001, Freeport-McMoRan Copper  &  Gold  Inc.
issued the following press release:

NEW ORLEANS, LA, August 2, 2001 - Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today it has priced a private offering of $525 million of convertible senior notes due January 31, 2006. The convertible notes have an interest rate of 8 1/4 percent per year and each $1,000 note is convertible into 69.93 shares of common stock, at the option of the holder, representing a 30 percent premium over the closing price on August 1, 2001 of FCX's
Class B shares on the NYSE.   This offering will generate net
proceeds of approximately $506 million, a portion of which will be used to purchase U.S. government securities to be held in escrow to pay interest on the bonds for the first 6 semi-annual interest payments (three years). Net proceeds of the offering will be used to repay a portion of FCX's borrowings under its existing bank credit facilities. The closing date for the offering is scheduled for August 7, 2001.

The notes are being offered only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The notes and the common stock issuable upon conversion of the notes will not be registered under the Securities Act of 1933 or the securities laws of any other jurisdiction. Unless they are registered, the notes may be offered and sold only in transactions that are exempt from registration under the Securities Act of 1933 or the securities laws of any other jurisdiction. This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes.




                            SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              FREEPORT-McMoRan COPPER & GOLD INC.


                              By: \s\ C. Donald Whitmire, Jr.
                                   ------------------------------
                                         C. Donald Whitmire, Jr.
                                    Vice President and Controller-
                                       Financial Reporting
                                       (authorized signatory and
                                        Principal Accounting
                                        Officer)

Date:  August 2, 2001